Exhibit 99.1

SUSAN J. KROPF ELECTED TO KROGER BOARD OF DIRECTORS

CINCINNATI, Ohio – December 3, 2007 – The Kroger Co. (NYSE: KR) today announced that Susan J. Kropf has been elected to the Company’s Board of Directors.

Ms. Kropf brings extensive experience in home, health and beauty care to her board position with Kroger. During her 35-year career with Avon Products, Ms. Kropf served in a number of key positions, including President and Chief Operating Officer, a position she held from 2001 until her retirement earlier this year. In that role, Ms. Kropf was responsible for all of Avon’s worldwide operations, including global marketing and supply chain. Other roles she held with Avon included serving as President of Avon U.S., the company’s largest single market, and as President of New and Emerging Markets.

Ms. Kropf serves on the boards of Coach, Inc., MeadWestvaco Corp., Sherwin Williams Co. and the Wallace Foundation. She is also a member of Cosmetic Executive Women. Ms. Kropf has been honored by the March of Dimes for her charitable efforts and has been inducted into the YWCA’s Academy of Women Achievers.

Ms. Kropf is elected to serve until Kroger’s annual meeting of shareholders in June 2008. At that time, she will stand for election by the shareholders.

With Ms. Kropf’s election, the Kroger board has 17 members.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. In 2006, the Company donated $150 million to help hunger relief efforts across the country, raise awareness of breast cancer, and support local schools and organizations in the communities it serves. At the end of the second quarter of fiscal 2007, the Company operated (either directly or through its subsidiaries) 2,491 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons and Dillons Marketplace, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 780 convenience stores, 406 fine jewelry stores, 664 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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Kroger Contacts:
Media:     Meghan Glynn (513) 762-1304
Investors: Carin Fike (513) 762-4969